United States securities and exchange commission logo





                     August 31, 2023

       Wilbur L. Ross, Jr.
       Chief Executive Officer
       Ross Acquisition Corp II
       1 Pelican Lane
       Palm Beach, FL 33480

                                                        Re: Ross Acquisition
Corp II
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed August 21,
2023
                                                            File No. 001-40201

       Dear Wilbur L. Ross, Jr.:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Russell Deutsch, Esq.